Exhibit 11
INTERNATIONAL PAPER COMPANY
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (b)
(Unaudited)
(In millions, except per share amounts)

In millions, except per share amounts	2016	2015	2014
Earnings (loss) from continuing operations	$909	$938	$568
Discontinued operations	(5)	—	(13)
Net earnings (loss)	904	938	555
Effect of dilutive securities	—	—	—
Net earnings - assuming dilution	$904	$938	$555
Average common shares outstanding	411.1	417.4	427.7
Effect of dilutive securities
Restricted stock performance share plan	4.5	3.2	4.2
Stock options (a)	—	—	0.1
Average common shares outstanding - assuming dilution	415.6	420.6	432.0
Earnings (loss) per common share from continuing operations	$2.21	$2.25	$1.33
Discontinued operations	(0.01)	—	(0.03)
Net earnings (loss) per common share	$2.20	$2.25	$1.30
Earnings (loss) per common share from continuing operations - assuming dilution	$2.19	$2.23	$1.31
Discontinued operations	(0.01)	—	(0.02)
Net earnings (loss) per common share - assuming dilution	$2.18	$2.23	$1.29

(a) Options to purchase shares were not included in the computation of diluted common shares outstanding if their exercise price exceeded the average market price of the Company's common stock for each respective reporting date.